EXHIBIT 23.1
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               CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Envirodyne Industries, Inc. and subsidiaries on Form S-8 (File Nos. 333-10689 and 333-12829) of our report dated March 20, 1997 on our audits of the consolidated financial statements and financial statement schedules of Envirodyne Industries, Inc. and Subsidiaries as of December 26, 1996 and December 28, 1995, and for the periods December 29, 1995 to December 26, 1996, December 30, 1994 to December 28, 1995 and January 1 to December 29, 1994, which report is included in the annual report on Form 10-K.


COOPERS & LYBRAND L.L.P.

Chicago, Illinois
March 20, 1997